Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 26, 2010 (except as to Note 11 and paragraphs 2, 3, 4, 7, 8 and 10 of Note 20 as to which the date is June 6, 2011, and except as to paragraph 9 of Note 20 as to which the date is June 21, 2011), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-173547) and related Prospectus of Vanguard Health Systems, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Nashville, Tennessee
June 21, 2011